Exhibit 10.31

SEVERANCE AND CHANGE OF
CONTROL AGREEMENT

THIS SEVERANCE AND CHANGE OF CONTROL AGREEMENT (the “Agreement”) is made effective of June 21, 2002, between JNI Corporation, a Delaware corporation (“JNI”), and Paul Kim (“Employee”), subject to JNI’s Board of Directors’ approval.

RECITALS

A.                                   Employee is presently employed as the Vice President of Finance of JNI.

B.                                     Employee and JNI desire to memorialize in writing their understanding regarding severance payments and vesting of options in the event of a Change in Control.

C.                                     Employee and JNI acknowledge that this Agreement constitutes the entire agreement between the parties relating to severance benefits and supersedes any and all other agreements, either oral or in writing, between Employee and JNI and all other subsidiaries or affiliates of JNI with respect to the matters discussed herein.

D.                                    JNI desires to make consistent all of its arrangements with its employees with respect to the rights and responsibilities of such employees following a change of control and Employee acknowledges the need for such consistency.

AGREEMENT

In consideration of the promises and of the mutual covenants contained herein, and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties do hereby agree as follows:

1.  Effect of Certain Terminations after Change in Control.

1.1  Severance Package.  If within one (1) year after a Change in Control (as that term is defined below) Employee’s employment is terminated without “Cause,” or Employee resigns for “Good Reason,” then JNI will provide Employee with the following “Severance Package,” provided Employee complies with the conditions set forth in section 1.2 below: (i) Employee will receive a severance payment equal to twelve (12) months’ of Employee’s base salary, payable [in a lump sum within 30 days of such termination without Cause or resignation for Good Reason]; and (ii) accelerated vesting of all options granted to Employee under JNI’s stock option plans that, as of the date of such termination without Cause or voluntary resignation for Good Reason, remain unexercised and unvested, to the extent permissible by law.  The acceleration of vesting provision set forth in this section 1.1 is notwithstanding and in addition to any existing vesting provisions set forth in JNI’s stock option plans.

1.2  Conditions to Receive Severance Package.  The Severance Package described above will be paid provided Employee meets the following conditions: (a) Employee complies with all surviving provisions of any confidentiality or proprietary rights agreement signed by Employee; and (b) Employee executes a full general release, in a form acceptable to JNI, releasing all claims, known or unknown, that Employee may have against JNI, and any subsidiary or related entity, their officers, directors, employees and agents, arising out of or any way related to Employee’s employment or termination of employment with JNI.

1.3  280G.  Notwithstanding section 1.1 above, if it is determined that the amounts payable to Employee under this Agreement, when considered together with any other amounts payable to Employee as a result of a Change in Control, cause such payments to be treated as excess parachute payments within the meaning of Section 280G of the Internal Revenue Code, JNI shall reduce the amount payable to Employee under this section 1.1 (to the least extent possible) to an amount that will not subject Employee to the imposition of tax under Section 4999 of the Internal Revenue Code.

1.4  Change in Control.  A “Change in Control” means: (i) the acquisition by an individual person or entity or a group of individuals or entities acting in concert, directly or indirectly, through one transaction or a series of related transactions, of more than 50% of the outstanding voting securities of JNI; (ii) a merger or consolidated of JNI with or into another entity after the stockholders of JNI immediately prior to such transaction hold less than 50% of the voting securities of the surviving entity; or (iii) a sale of all or substantially all of the assets of JNI.

1.5  Termination for “Cause.”  For purposes of this Agreement, a termination for “Cause” occurs if Employee is terminated for any of the following reasons: (i) theft, dishonesty, or falsification of any JNI records; (ii) improper disclosure of JNI’s confidential or proprietary information; (iii) Employee’s failure or inability to perform any reasonable assigned duties after written notice from JNI of, and a reasonable opportunity to cure, such failure or inability; or (iv) Employee’s conviction of any criminal act which impairs his ability to perform his duties as an employee of JNI.  Notwithstanding the foregoing clause (iii), Employee may not be terminated for Cause as a result of his failure or inability to perform assigned duties which are substantially inconsistent with  his duties and responsibilities in effect during the year preceding the Change in Control (or such shorter period of time as Employee was employed by JNI).

1.6  Voluntary Resignation for “Good Reason.”  After a Change in Control, Employee may terminate Employee’s employment with JNI for “Good Reason” by serving notice of resignation to JNI with a description of the circumstances giving rise to the Good Reason.  For purposes of this Agreement, “Good Reason” means: (i) Employee’s compensation, including salary, bonus and equity compensation, are reduced from the compensation level in effect for Employee during the year preceding the Change in Control (or such shorter period of time as Employee was employed by JNI); (ii) a material diminution of Employee’s title or duties with JNI; or (iii) JNI relocates Employee’s principal place of work to a location more than sixty (60) miles from 10945 Vista Sorrento Parkway, San Diego, CA 92130, without Employee’s prior written approval.

1.7  Payment Upon Death or Disability.  Neither death nor disability shall affect JNI’s obligations hereunder.

2.  At-Will Employment.  Employee acknowledges that Employee continues as an at-will employee and agrees that nothing in this Agreement is intended to or should be construed to contradict, modify or alter Employee’s at-will employment relationship with JNI.

3.  No Other Severance Benefits.  Employee acknowledges and agrees that the Severance Package provided pursuant to this Agreement is in lieu of any other severance benefits to which Employee may be eligible under any other agreement and/or JNI severance plan or practice.

4.  General Provisions.

4.1  Severability.  If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

4.2  Successors and Assigns.  The rights and obligations of JNI under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of JNI.  Employee shall not be entitled to assign any of his rights or obligations under this Agreement, other than to his estate as provided in section 1.7.

4.3  Applicable Law.  This Agreement shall be interpreted, construed, governed and enforced in accordance with the laws of the United States of American and the State of California.  Each of the parties irrevocably consents to the exclusive jurisdiction of the federal and state courts located in San Diego, California, as applicable, for any matter arising out of or relating to this Agreement.

4.4  Amendments.  No amendment or modification of the terms or conditions of this Agreement shall be valid unless in subsequent writing and signed by the parties thereto.

IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.

EMPLOYEE:	JNI CORPORATION

/s/ Paul H. Kim 7/10/02	By:	/s/ John C. Stiska
PAUL H. KIM	Title:	Interim CEO

	Address:	10945 Vista Sorrento Parkway
San Diego, CA 92130